RESEARCH AGREEMENT

BY AND BETWEEN

ZNOMICS, INC.

AND

THE UNIVERSITY OF UTAH

This Research Agreement ("Agreement") is entered into and effective as of May 6, 2008, (the "Effective Date") by and between Znomics, Inc., a Nevada corporation, (Tax ill # 52-2340974) having its principal place of business at 2611 SW 3rd Ave, Suite 200 Portland, Oregon 97201, ("Sponsor") and the University of Utah, a body politic and corporate of the State of Utah, ("University").

RECITALS

WHEREAS, Sponsor wishes to have certain research services performed in accordance with the scope of work outlined in this Agreement; and

WHEREAS, the performance of such research is consistent, compatible and beneficial to the academic role and mission of University as an institution of higher education;

WHEREAS, University is qualified to provide such research services; and

WHEREAS, As a benefit of funding such research, University is willing to grant to Sponsor an exclusive option to license inventions made during the course of such research in accordance with Section 10.4 below.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth, the parties agree as follows:

AGREEMENT

1.           Scope of Work; Performance.

a.           General. University agrees to perform for Sponsor certain research

("Research") described in the Scope of Work set forth in Appendix A, which is attached hereto and incorporated herein by this reference. The Scope of Work may be modified from time to time by mutual Agreement of the Principal Investigator (as defined below) and Sponsor.

b.           Records. University will 'l'\rill keep accurate financial records and will require that Principal Investigator and other personnel assisting in the Research maintain accurate scientific records relating to the Research and will make such scientific records and other records available to Sponsor or Sponsor's authorized representative throughout the term of this Agreement during normal business hours upon reasonable notice; provided financial records shall only be available to the extent necessary to document personnel effort required under this Agreement. It is understood that such records shall include detailed, witnessed laboratory notebooks sufficient to document any inventions made in the course of the Research. Upon request by Sponsor and at Sponsor's expense, University agrees promptly to provide copies of all such materials to Sponsor, in whatever condition maintained by the Principal Investigator and his staff.

c.           Other Research. Sponsor understands that University may be involved in similar research through facility other than Principal Investigator, on behalf of itself and others.

2.           Period of Performance. The Project period under this Agreement is intended to commence on the Effective Date and continue for twelve (12) months thereafter (the "Project Period"), The Budget Period shall cover the entire Project Period (the "Initial Term"). This Agreement may be extended for additional periods of performance beyond the Initial Term, upon written approval by Sponsor and University,

3.           Compensation and Payment.

3.1           Compensation. Sponsor shall pay to University the amounts set forth on Appendix A for performance of the Research under this Agreement (the "Compensation") on a fixed price basis, Invoices will be submitted to: Richard Sessions, Znomics Inc., 2611 SW 3m Ave., Suite 200, Portland Oregon, 97201

3.2           Payment. Sponsor shall pay the Compensation in accordance with the schedule listed on Appendix A. Any overpayment with respect to cost reimbursement will be returned to the Sponsor. Compensation checks shall be payable to "The University of Utah" and shall be delivered to:

GARY S. GLEDHILL UNIVERSITY OF UTAH RESEARCH ACCOUNTING

201 PRESIDENT'S CIRCLE, ROOM 406 8AL T LAKE CITY UTT 84112-9020

4.           Technical Supervision.

4,1           Supervision by Sponsor. The person with primary responsibility for supervision of the performance of the Research on behalf of Sponsor shall be Dr. Steve Kurtz, or such other person as may be designated by Sponsor, who shall have primary responsibility for technical supervision of the Project.

4.2           Supervision by University. The person with primary responsibility for supervision of the performance of the Research on behalf of University shall be Dr. Nikolaus Trede (the “Principa1 Investigator"). No other person shall replace or substitute for him/her in the supervisory responsibilities hereunder without the prior written approval of both University and Sponsor, which may be granted or withheld at each Party's sole discretion; provided in the event Principal Investigator becomes unavailable, the parties will cooperate in good faith to appoint a mutually acceptable replacement principal investigator or if a replacement is not available, terminate this Agreement.

5.           Reporting Requirements. University shall provide written reports to Sponsor on the progress of the performance of Research as outlined or required in the Scope of Work. A final "Written report shall be furnished to Sponsor upon completion of the Research within 60 days (If the last day of the project period and after the final payment has been received.

6.           Equipment; Material Transfer. All equipment, instruments and materials purchased or used by University in connection with performance of the Research shall at all times remain under the sole control and ownership of University. In order for each Party to conduct its activities and research related to the Research, the Parties may transfer to each other certain biological materials from time to time during the Research. In the case of the University transfer of materials to Sponsor, Sponsor agrees that all materials obtained from University shall be used solely for the purpose of conducting the Research and any intellectual property arising from Sponsor's activities shall be subject to the terms of this agreement, including, without limitation the Option provisions set forth in Section 10.4. Any transfer of Sponsor material to University shall be outside the scope of this Agreement and shall be subj ect to the provisions of the Material Transfer Agreement attached hereto as Appendix B.
7.           Publication and Confidentiality; Publicity.

7.1           Publication. In furtherance of University's role as a public institution of higher education, it is necessary that significant results of research activities be reasonably available for publication by the University, and Sponsor acknowledges that University may publish the results of research conducted in connection with this Agreement.

Notwithstanding the foregoing, University and Principal Investigator each agree not to publish the results of research conducted in connection with this Agreement (the "Results"), without the prior written consent of Sponsor, until the expiration of six (6) months following the first to occur of either the termination of this Agreement or submission of the Final Report required under Section 4 hereof. In the event either of University or Principal Investigator wishes to publish the Results pursuant to this Section 7.1, University and Principal Investigator each agree to provide to Sponsor written notice of such intent to publish and a draft of such publication. Sponsor shall have sixty (60) days after receipt of the draft publication to request in writing the removal of portions deemed by Sponsor to contain confidential or patentable material owned by Sponsor, or to request a delay in submission of the draft for publication pending Sponsor's application for patent protection. University and Principal Investigator shall have no obligation to delay publication of the draft for longer than six (6) months following delivery of University and Principal Investigator's notice to Sponsor of intent to publish. If University and Principal Investigator do not receive Sponsor's written response to the notice of intent to publish within the thirty (30) day period, then Sponsor shall be deemed to have consented to such publication. Information supplied to University and Principal Investigator by Sponsor and identified by Sponsor as proprietary information shall not be included in any material published by University and Principal Investigator without prior written consent of Sponsor.

7.2           Confidentiality. Company acknowledges that University is a government entity and thus subject to the Utah Government Records Access Management Act, Section 63-2-101 et seq., Utah Code Ann. (1997 and Supp. 2005), as amended ('"GRAMA") and Section 53B-16-301 et seq., Utah Code Ann. (1997 and Supp. 2005). Pursuant to GRAMA and Section 53B-16-301 et seq., this

Agreement, and confidential information provided pursuant hereto, may be subject to public disclosure. Any person who provides University will records that such person believes should be protected from disclosure for business reasons must, pursuant to Section 63-2-308 of GRAM A and Section 53B-16-304, provide to University, along with such records, a written claim of business confidentiality and a concise statement of reasons supporting such claim. Except as expressly provided herein, each Party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective or actual investors or business partners, or such party's accountants, attorneys and other professional advisors.

7.3    Publicity. Except as required by law or in the normal course of business identification, neither University nor Sponsor shall issue any press release or make any other written statements in connection with work performed under this Agreement intended for use in the public media in a manner suggesting any endorsement by the other, without approval of such other party, which approval shall not be unreasonably withheld. Both Sponsor and University, however, shall acknowledge Sponsor's support of the Research under this Agreement in scientific publications and other scientific communications. In any other statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

8.           Indemnification.

8.1           Indemnification by University. University is a government entity and is subject to the

Utah Governmental Immunity Act, Section 63-30d-101 seq., Utah Code Ann. (1997 and Supp. 2005), as amended (the "Act"). Subject to the Act, University shall indemnify, defend and hold harmless Company, its directors, officers, agents and employees against any actions, suits, proceedings, liabilities and damages to the extent caused by the negligent acts or omissions of University, its officers, agents or employees in connection with the performance of University's obligations under this Agreement. Nothing in this Agreement shall be construed as a waiver of any rights or defenses applicable to University under the Act, including without limitation, the provisions of Section 63-30d-604 regarding limitation of judgments.

8.2           Indemnification by Sponsor. Sponsor shall indemnify, defend and hold harmless
University, its directors, officers, agents and employees against any actions, suits, proceedings, liabilities and damages that may result from the negligent acts or omissions of Sponsor, its officers, agents or employees in connection with this Agreement.

9.           Compliance With Laws. In performance of the Research, Sponsor and University shall comply with all applicable federal, state and local laws, codes, regulations, rules and orders.

10.           Patents and Inventions.

10.1 Ownership. Subject to the rights granted to Sponsor herein, the University shall own all right, title and interest in all inventions and improvements (whether or not patentable) conceived or reduced to practice by University or University personnel in the performance of the Research (hereinafter collectively "Invention") and may, at its election, file all patent applications relating thereto. Patent rights to inventions that are made jointly by employees of University and Sponsor (collectively, "Joint Inventions") shall be owned jointly. For purposes of this Section 10.1 whether an invention is made "jointly" shall be determined under principles of inventorship in accordance \\rith applicable patent law, and ''joint ownership" means that, subject to the terms of the License Agreement, each party is free to exploit such patent rights and authorize others to do so, with no obligation to obtain consent of the other or to account to the other party for profits or otherwise.

10.2 Notice. University shall notify Sponsor promptly in writing of all discoveries and inventions disclosed to University by Principal Investigator or other University personnel under his supervision that arise out of or in connection with the Research during the term of this Agreement and one (l) year thereafter and provide Sponsor with a suitable description and other information reasonably requested by Sponsor for the purpose of evaluating such discovery or invention for purposes of the option in Section 10.4 below. The filing for, prosecution of applications and maintenance of patents on such inventions shall be handled in accordance with the License Agreement.

10.3 Assignments. University shall obtain appropriate written agreements from all personnel involved in the Research, including without limitation the Principal Investigator, such agreements shall require that all discoveries and inventions first conceived or reduced to practice as a result of or in connection with the Research shall be reported promptly and assigned to University. Principal Investigator and other University faculty, staff and students performing the Research, agree that they will not collaborate with others not employed by University (other than Sponsor) in performing the Research, without Sponsor's prior written consent.

10.4 Option. In consideration of Sponsor's support of University in performance of the Research, University hereby grants to Sponsor an option (the "Option") to obtain an exclusive, worldwide license, with the right to sublicense, under the patent rights with respect to University Inventions and/or Joint Inventions (together, "Inventions"). University shall also provide access to all information, know-how, biological materials or other subject matter reasonably necessary for the practice of such Inventions. Sponsor may exercise the Option by giving University notice of its desire to exercise the Option, on, or prior to, the date that is six (6) months after the University has provided written notice to Sponsor of any such Invention ("Option Period"). Upon exercise of the Option in writing by Sponsor, the parties will meet within thirty (30) days to begin negotiating the terms of the license in accordance vdth the terms set forth on Appendix C. The parties agree to negotiate in good faith and that any license agreement will be consistent with the terms set forth on Appendix C. In the event the Option is not exercised within the Option Period, the University shall be free to license the Invention to others, on terms no more favorable than those set forth 011 Appendix C, at the University's sale discretion with no further obligation to the Sponsor. In the event the University shall abandon its rights to any such Invention prior to exercise of said Option, University shall assign to Sponsor all of the University's rights, title and interest therein.

10.5 Warranty. University represents and warrants that, subject to Sponsor's Option under Section 10.4 and rights granted to Sponsor pursuant to the License Agreement and joint ownership rights of Sponsor, University owns all right, title and interest in and to each Invention disclosed to University, and that University has the right to grant to Sponsor the Option and license to such Inventions contemplated under Section 10.4 above and the License Agreement.

11.           Relationship of Parties. In assuming and performing the obligations of this Agreement,
University and Sponsor are each acting as independent parties and neither shall be considered or represent itself as a joint venturer, partner, agent or employee of the other. Neither party shall use the name or any trademark of the other party in any advertising, sales promotion or other publicity matter without the prior written approval of the other party.

12.           Term; Termination. This Agreement may be terminated by either party at any time and from time to time, by giving written notice thereof to the other party. Such termination shall be effective thirty (30) days after receipt of such notice. Termination shall not relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made prior to the time of such termination, provided that, if University terminates this Agreement prior to the end of the Project Period, University shall repay Sponsor any amounts paid by Sponsor for work that has not been completed and/or supplies that have not been purchased upon the date University gives notice of such termination.

13.           Uncontrollable Forces. Neither Sponsor nor University shall be considered to be in default of this Agreement if delays in or failure of performance shall be due to uncontrollable forces the effect of which, by the exercise of reasonable diligence, the nonperforming party could not avoid. The term "'uncontrollable forces" shall mean any event which results in the prevention or delay of performance by a party of its obligations under this Agreement and which is beyond the control of the nonperforming party. It includes, but is not limited to, fire, flood, earthquakes, storms, lightning, epidemic, war, riot, civil disturbance, sabotage, inability to procure permits, licenses, or authorizations from any state, local, or federal agency or person for any of the supplies, materials, accesses, or services required to be provided by either Sponsor or University under this Agreement, strikes, work slowdowns or other labor disturbances, and judicial restraint.

14.           Miscellaneous.

14.1 Assignment. This Agreement may not be assigned by Sponsor without the prior written consent of University, except to a party that succeeds to all or substantially all of Sponsor's business or assets relating to this Agreement whether by sale, merger, operation of law or otherv.ise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

14.2 Entire Agreement. This Agreement, with its attachments, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any other written or oral understanding of the parties. This Agreement may not be modified except by written instrument executed by both parties. It is understood that this Agreement and the License Agreement are independent and termination of either agreement shall not operate to terminate or otherwise effect the rights and obligations of the parties under the other agreement.

14.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

14.4 Notices. Except as provided in Section 3 hereof regarding payment of invoices, any notice or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient's normal business hours; or (b) on the date of delivery if delivered by courier, express mail service or first-class mail, registered or certified, return receipt requested. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either party shall designate by written notice given to the other party as follows:

In the case of University

Technical	Contractual
Nikolaus S. Trede, M.D. University of Utah School of Medicine 30N.1900ERm2A152 Salt Lake City Utah 84108	UNIVERSITY OF UTAH OFFICE OF SPONSORED PROJECTS 1471 Federal Way SALT LAKE CITY, UT 84102 Attn: Todd B. Nilsen, J.D.

Technical	Contractual
Stephen E. Kurtz, Ph.D. Znomics, Inc. 2611 SW 3rd Avenue, Portland, OR 97201	Richard A. Sessions, M.B.A. Znomics, Inc. 2611 SW 3rd Avenue Suite 200 Portland, Oregon 9720 I

In the case of Sponsor:

14.5 Order of Precedence. In the event of any conflict, inconsistency or discrepancy amount, the Agreement and any other documents listed below shall be resolved by giving precedence in the following order.

a.           This Agreement including the Exhibits hereto

b.           Purchase Order issued by Sponsor. In the event a purchase order is issued under this Agreement and such purchase order contains standardized terms and conditions, the terms and conditions of this Agreement shall supercede and replace all such purchase order standardized terms and conditions.

14.6 Governing Law and Disputes. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without application of any principles of choice of taws. Disputes that cannot be resolved by Sponsor and University shall be determined by a court of competent jurisdiction in the State of Utah.

14.7 Nonwaiver. A waiver by either party of any breach of this Agreement shall not be binding upon the waiving party unless such waiver is in writing. In the event of a written waiver, such a waiver shall not affect the waiving party's rights with respect to any other or further breach.

14.8 Use of Name. Sponsor may not use the name of University in any news release or advertising or any publications directed to the general public without written approval of University.

14.9  Attorney Fees. The prevailing Party in any action or suit to enforce the terms or conditions of this Agreement shall be entitled to recover its costs of court and reasonable attorneys' fees incurred in enforcing the terms or conditions of this Agreement.

14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as ofthe day and year fIrst written above.

ZNOMICS, INC. “SPONSOR” By: /s/ Richard A. Sessions Signature Name: Richard A. Sessions, M.B.A. Title: Chief Executive Officer Date: May 6, 2008	UNIVERSITY OF UTAH “UNIVERSITY” By: /s/ Brent K. Brown Signature Name: Brent K. Brown, Esq. Title: Director, Office of Sponsored Projects Date: May 8, 2008

ACKNOWLEDGMENT

As an employee of the University and not as a party to this Agreement, I have read this Agreement and understand, accept and will abide by the terms and conditions of this Agreement.

By: /s/ Nikolaus S. Trede
Nikolaus S. Trede, M.D.
Principal Investigator

APPENDIX A

SCOPE OF WORK and BUDGET

Znomics, Inc. ("Znomics") I Nikolaus Trede, MD, PhD.
Research Plan March 27, 2008

Project Overview: Utah and Znomics will enter into collaborative research agreement with the laboratory of Dr. Nikolaus Trede of Utah ('"Trede Lab") to develop medicines that treat human disease including T-cell leukemia, autoimmune diseases, and complications of transplantation. The associated licensing agreement and consulting contract are contained in separate documents.

I.           Deliverables:

The Trede lab will conduct screens of small molecule compound libraries using zebrafish as a model system to identify hits that specifically ablate T cells. Znomics will work in collaboration with Dr. Trede to develop these screening hits into lead compounds. The Trede Lab and Znomics will exchange research data and biweekly progress updates.

The Trede Lab will provide the following deliverable items and research services:

1)	Dr. Trede will consult with Znomics to select a diverse panel of compounds for screening using zebrafish in the Trede Lab.

2)
The Trede Lab will screen not less than 25,000 compounds, in single compound arrays from the Utah! NPS Library or other libraries using appropriate zebrafish T cell assays as mutually agreed by the parties.

3)	The Trede Lab will work to develop appropriate zebrafish T cell assays including monoclonal antibodies. Znomics will have research use of anti - T cell antibodies that may be developed by Dr. Trede.

4)	The Trede Lab will retest up to 24 primary hit compounds in zebrafish to reconfirm and determine a dose response for each.

5)	The Trede Lab will perform cell cycle analysis for all compound hits from item 4.

6)	The Trede Lab will perform cell culture assays using 4 different T cell lines, B cell and kidney cell lines for hits that pass the cell cycle validation screen.

7)	The Trede Lab will test hits in the Rag2:Bcl2 and p52-/- background zebrafish as needed.

8)	The structures of confirmed hits in the Utah NPS Library will be validated by mass spectroscopy at Utah.

9)	The Trede Lab will test the effects of up to 3 selected hits for their activity against T cells in vivo in mice as mutually agreed by the parties. This work does not include zenograft studies.

10)
The structures of all hits and any associated data will be transmitted to Znomics by the Trede Lab for hit to lead work in consultation with Dr. Trede. These hits will include all of Dr. Trede's previously identified ChemBridge hits and all the hits from screening not less than 25 thousand new compounds from the Utah/NPS Library or other libraries, as mutually agreed by the parties, using appropriate zebrafish T cell assays. The licensing agreement between Utah and Znomics describes the process for licensing compounds developed under this collaboration.

II. Effort: Dr Trede will allocate the following effort to accomplish the deliverables set forth in Section I above:

1)	3.5 FTEs from the Trede lab, with supervision and management of the project by Dr. Trede

III. Timing: Dr. Trede will accomplish deliverables 1-4 in section I above with the personnel and supplies outlined in section II above in six (6) months. Deliverables 4-10 will be completed within twelve (12) months of the effective date.

IV. Payment: Sponsor will pay University a total of $233,883 (inclusive of all FTE and supply fees) as follows:

•
Research Fee: Znomics will pay University an initial payment of $33,175 upon execution of this Agreement and receipt of an invoice from the University. Subsequently, Znomics will pay University a Research Fee of $99,525 upon completion of due diligence on the chemical library and initiation of the program and receipt of an invoice from the University. These payments will be used to support research in the Trede Lab following the Proposed Budget outlined in Section II above.

•
Success Fee: Znomics will pay Utah a final payment of $101,183 upon completion of the deliverables 1-10 in section I above. The parties will cooperate in good faith to resolve reasonable concerns raised by Znomics concerning completion of the deliverables; provided nothing herein shall be construed as a warranty regarding the research or deliverables under this Agreement.

APPENDlX B

MTA

ZNOMICS, INC.
MATERIALS TRANSFER AGREEMENT

THIS MATERIALS TRANSFER AGREEMENT (this "Agreement") is made and entered between Znomics, Inc., a Nevada corporation with its principal place of business at 2611 SW 3rd Ave., Suite 200, Portland Oregon 97201 ("Provider") and University of Utah, a body politic and corporate of the State of Utah ("Recipient") is effective as of May 6, 2008 (the '''Effective Date") and sets forth the terms and conditions on which Provider will transfer materials to Recipient and Recipient's use thereof.

1.           Background. Provider is willing to transfer the materials specified on Exhibit A hereto (collectively, the "Materials") for use as set forth herein. Recipient desires to obtain these Materials for the purpose of conducting certain research described in Exhibit B hereto (as may be amended by mutual agreement of the parties, the "Research").

2.           Materials. Recipient agrees that all Materials obtained from Provider, from time to time, shall be used solely for the purpose of conducting the Research in the laboratory of Recipient's employee, Dr. Nikolaus Trede, Ph.D. (the "Investigator") and not for any commercial or other purposes. Materials shall include the original materials transferred to Recipient, as well as any progeny, derivatives or improvements developed or derived by Recipient therefrom, and any combination of the foregoing with other substances.

3.           Confidentiality.

3.1           Confidential Information. Recipient shall treat all information received from

Provider or otherwise generated in connection with the Research (collectively, the "Confidential Information") and the Materials as confidential and shall not use such Confidential Information or 1-laterials except for purposes of the Research, or disclose any of such Confidential Information or Materials to any third party or personnel except for the Investigator and those employees of Recipient working in the Investigator's laboratory who require access thereto to perform the Research, without the prior written consent of Provider.

3.2           Exceptions.                             Notwithstanding the foregoing, Recipient shall have no

obligation with respect to information (other than the Materials) disclosed by Provider hereunder that (a) is or becomes publicly known and made generally available from sources who have not obtained such information, directly or indirectly, from Provider; or (b) was in Recipient's possession at the time of disclosure by Provider as established by written documentation and was not acquired directly or indirectly from Provider or from any other party under an obligation of confidentiality to Provider; or ( c) was developed independently by Recipient by those without access to Materials as established by written documentation. Recipient further agrees that any and all of Recipient's employees who require access to the Materials to conduct the Research shall be subject to contractual obligations of non-use and non-disclosure at least as restrictive as those set forth in this Agreement.

4.           Protection of Information and Material. Without limiting Section 3 above, Recipient shall not transfer any of the Materials to any other party. Upon completion of the Research, and in the absence of further written agreement of the parties, Recipient shall cease all use and make no further use of the Confidential Information and the Materials. Recipient shall take all reasonable steps, including, but not limited to, those steps taken to protect information and other property of its own of a confidential nature, to ensure that the Confidential Information and Materials are not disclosed or duplicated or in any manner delivered or disseminated to others. Provider reserves the right to distribute similar Materials to others and to use such materials for its own purposes, whatever they may be.

Recipient is subject to the Government Records Access and Management Act (GRAMA), Section 63-2-101 et seq., Utah Code Ann. (1953), as amended. Notwithstanding any provision of this Agreement to the contrary, Recipient shall keep confidential any information provided to Recipient by Provider that Provider considers confidential, to the extent allowable under GRAMA and as provided in Section 538-16-301 et seq., Utah Code Ann. In order to be eligible for such protection under GRAMA, confidential information of Provider disclosed to the Recipient must be in written or other tangible form, marked as proprietary, and accompanied by a written claim by Provider stating the reasons that such information must be kept confidential. Provider may disclose confidential information to Recipient orally. Such oral disclosures shall be reduced to writing by Provider, marked "Confidential", and delivered to Recipient within 30 days of disclosure.

5.           Title. All right, title and interest in and to the Confidential Information and all

Materials shall remain vested in Provider. Without limiting the foregoing, Recipient agrees that all right, title and interest in and to Inventions shall be the sole property of Provider. Accordingly, Recipient hereby assigns to Provider the entire right, title and interest in and to the Inventions. Recipient hereby agrees to promptly report to Provider all Inventions. Recipient further agrees to execute any and all papers and documents that are necessary or convenient to perfect the foregoing assignment and fully implement Provider's rights in the Inventions. For purposes of this Agreement, "Invention" shall mean any and all discoveries, inventions and other subject matter (whether patentable or not) conceived, reduced to practice or otherwise discovered by Recipient in the course of performing the Research or otherwise in connection with use of the Materials as permitted under this Agreement and all intellectual property rights therein. Nothing in this Agreement is to be construed as granting a license to Recipient to utilize the Confidential Information or Materials except as expressly provided in this Agreement, under any patent or other intellectual property rights owned by Provider, unless a separate agreement for such rights is executed by Recipient and Provider.

6.           Publication. Recipient shall not disclose the Invention, its underlying data, and/or any conclusions drawn from the Research, orally or in writing, (e.g., by submission of a manuscript, abstract, patent application, or otherwise) to any third party, without prior 'Written approval of Provider, subject to the following. Recipient shall provide Provider with a copy of any manuscript(s) intended for publication or disclosure describing the Materials, or the data and/or results of its research using the Materials, in each case at least sixty (60) days prior to the intended date of initial publication or disclosure to allow Provider an opportunity to review, and comment upon and approve such proposed publication. If Provider notifies Recipient within sixty (60) days of receipt of the proposed publication or disclosure that the data, results and/or other subject matter presented in the proposed publication or disclosure contains patentable subject matter claiming (i)

Materials and/or (ii) Results and/or (iii) the use of Materials and/or Results, Recipient agrees to delay such publication or disclosure for a period of at least ninety (90) days from Recipient's receipt of such notice from Provider to allow Provider to take appropriate steps for filing patent applications thereon. Further, if Provider notifies Recipient that such proposed publication presents data and/or results which contain any information of Provider that is subject to use and nondisclosure restrictions under Section 3 hereof, Recipient agrees to remove such information from the proposed publication or disclosure. Recipient shall mention Provider and the responsible Provider employee(s) by name in any such publication as co-authors or in any other appropriate way in accordance with accepted norms for scientific publication.

7.           Return of Materials.  Upon completion of the Research, Recipient agrees to return any Materials not consumed therein and provide Provider with a copy of written reports, documents, data, results and other information relating to the Materials and the Research.

8.           Care in Use of Materials.      Recipient acknowledges that the Materials are
experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Materials. Recipient shall at all times use the Materials in compliance with all state, federal and other applicable laws, rules and regulations pertaining to use of the Materials.

9.           Waiver of Warranties.  PROVIDER SUPPLIES ALL INFORMATION AND
MATERIALS WITHOUT ANY WARRANTY, REPRESENTATION OR UNDERTAKING WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY RESPECTING THE EFFICIENCY, PERFORMANCE, WORKMANSHIP, CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR NONINFRINGEMENT.

10.           No Conflict.   Recipient shall not use any of the Materials and/or Results in any research that is subject to consulting, licensing or similar obligations to any third party, unless written permission is first obtained from Provider. To the best of its knowledge, Recipient hereby warrants that the rights and obligations set forth herein do not, and during the term of the Agreement will not, conflict with any other right or obligation provided under any other agreement that Recipient has with any third party, including any company or government entity.

11.           Hold Harmless.   To the extent allowable by law, Recipient shall defend, indemnify and hold harmless Provider and its directors, officers and employees from and against any loss, claims or liability of any kind which arises out of, in connection with, or as a result of the use, handling, storage transportation, containment or disposition of the Materials by Recipient or any of its directors, officers, employees, representatives and/or agents.

12.           No Implied License.   Nothing in this Agreement, nor either party's performance
under it, is intended to confer or grant, or shall be construed to confer or grant, to Recipient any license, option, right or other proprietary interest in the Materials or Results or the use of Materials and/or Results, or in any intellectual property relating to any of the foregoing, whether by implication, estoppel or otherwise.

13.           Cost of Research.   Recipient shall be responsible for its own expenses in conducting the Research, and Provider shall have no obligation to pay Recipient therefor.

14.           Miscellaneous.    Except as otherwise provided herein, each party hereto represents that it has the full right, power and authority to enter into this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the United States of America. This Agreement sets forth the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments or agreements, whether oral or written. This Agreement may only be amended with a writing signed by authorized representatives of both parties hereto that specifically and expressly refers to this Agreement. Recipient may not assign or otherwise transfer its rights and obligations hereunder without the prior written approval of Provider.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

ZNOMICS, INC. (“Provider”) By:______________________________ Signature Name: Richard A. Sessions, M.B.A. Title: Chief Executive Officer	UNIVERSITY OF UTAH (“Recipient”) By:_____________________________ Signature Name: Brent K Brown, Esq. Title: Director, Office of Sponsored Projects
Date:_____________________________ Phone: 503-827-5271 x102 FAX: 503-546-2585	Date:___________________________ Phone: 801-213-3581 FAX: 801-581-7538

Acknowledgment

I have read this Agreement and understand, accept and will abide by the terms and conditions of this Agreement.

By:_________________________
Nikolaus S. Trede, M.D.
Principal Investigator

APPENDIXC
License Terms
Purpose
Utah and ZNOM contemplate entering into a research collaboration conducted in the laboratory of Dr. Nikolaus Trede of Utah. ZNOM wishes to heave an exclusive option to license any and all intellectual property which results from the collaboration and is owned by Utah on the terms and conditions set forth below. Capitalized terms that are not defined herein shall be defined in the License Agreement.

Option Exercise	ZNOM may exercise the option at its sole discretion at any time during the Term (the “Exercise”) as set forth in Section 10 of the Research Agreement.
Patent Prosecution
Utah shall file and prosecute any and all patent applications prior to Exercise. Following Exercise, ZNOM shall take over patent prosecution and shall be solely responsible for all patent related expenses. At all times following Exercise ZNOM shall consult with Utah regarding patent prosecution matters.

Financial
Option Exercise	Within thirty (30) days of execution of an exclusive license, ZNOM shall pay Utah a one-time non-refundable fee of $25,000
Milestones	The following milestone payments shall be paid by ZNOM to Utah once the first time such milestone is reached for a Licensed Product:
Issuance of US patent - $75,000
Issuance of EU patent - $75,000
Initiation of first phase I trial - $100,000
Initiation of first phase II trial - $150,000
Initiation of first phase III trial - $200,000
First sale - $250,000

Maintenance Fee	ZNOMICS shall pay an annual maintenance fee of $5,000 on each anniversary of the effective date of the license agreement.
Royalty
ZNOMICS and Utah will negotiate a royalty between 1-2% on sales of a Licensed Product covered by a Valid Claim of a Licensed Patent. Provided that the total royalty paid in any years does not exceed $1,000,000. ZNOM shall have a royalty reduction for royalties paid for third party intellectual party which is required for ZNOM to practice the Licensed Patent.

Sublicensing
In addition to the above milestone payments ZNOM shall share revenue related to sublicensing of the Licensed Patent and negotiate a range as follows : 35%-10% of all consideration from a partner (excluding FTE support)